Exhibit 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES

PRICING OF CONVERTIBLE SENIOR NOTES

BEDFORD, Mass, (December 5, 2007) — Hologic, Inc. (NASDAQ: HOLX), a diversified medical technologies company specializing in diagnostic, imaging products and interventional devices dedicated to serving the healthcare needs of women, announced today the pricing of $1.5 billion aggregate principal amount of convertible senior notes due 2037.

The convertible senior notes mature in 2037 and will pay cash interest semiannually at a rate of 2.00% per annum until December 15, 2013, after which their principal will accrete at a rate of 2.00% per annum. Commencing with the interest period beginning December 15, 2013, the notes will also pay contingent interest under certain circumstances based on the trading price of the notes. The notes will be convertible at an initial conversion rate of 12.9555 shares of common stock per $1,000 original principal amount of notes (equivalent to a conversion price of approximately $77.1875 per share), subject to adjustment. The initial conversion price represents a 25% premium over the closing sale price of Hologic’s common stock on December 4, 2007. The sale of the convertible senior notes is expected to close on December 10, 2007. Hologic granted the underwriters an option to purchase up to an additional $225 million aggregate principal amount of the convertible notes to cover overallotments.

Hologic intends to use the net proceeds from the offering to repay a portion of its outstanding senior secured indebtedness.

The offering of the convertible senior notes was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission.

Goldman, Sachs & Co. acted as the sole book-running manager of the offering. Copies of the final prospectus supplement relating to the convertible notes offering, when available, may be obtained from Goldman, Sachs & Co., Attn: Prospectus Dept., 85 Broad Street, New York, NY 10004, Fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Hologic, Inc.

Hologic, Inc. is a diversified medical technologies company specializing in diagnostic, imaging products and interventional devices dedicated to serving the healthcare needs of women. Historically, the Company has developed, manufactured and marketed products focused on mammography, breast care and osteoporosis assessment. In October 2007, Hologic completed its business combination with Cytyc Corporation, a company that develops, manufactures and markets complementary products covering a range of cancers and women’s health indications, including cervical cancer screening, treatment of excessive menstrual bleeding, prenatal diagnostics and partial breast radiation therapy.

Forward-Looking Statements

This press release contains forward-looking information that involves risks and uncertainties, including statements regarding Hologic’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s offering of convertible senior notes, including the amount of convertible senior notes that may be issued in the future pursuant to exercise of underwriter overallotments and the expected closing date. The closing of the offering is subject to customary closing conditions and the exercise of any overallotment option is subject to market conditions. The Company cannot assure that any overallotment option will be exercised or that the offering will close when expected, if at all. Factors that could adversely affect Hologic’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.